EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE
dated as of July 2, 2013
by and between
DineEquity, Inc.
and
Wells Fargo Bank, National Association,
as Trustee
9.5% Senior Notes due 2018

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is entered into as of July 2, 2013, by and between DineEquity, Inc., a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Indenture (as defined below).
W I T N E S S E T H:
WHEREAS, the Issuer, the guarantors party thereto and the Trustee have heretofore executed and delivered the Indenture dated as of October 19, 2010 (the “Indenture”) providing for the issuance by the Issuer of its 9.5% Senior Notes due 2018;
WHEREAS, Section 9.01(8) of the Indenture provides that the Issuer and the Trustee may amend or supplement the Indenture without notice to or the consent of any Noteholder to conform the Indenture to the “Description of the Notes” in the Offering Memorandum, to the extent any such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture;
WHEREAS, the Issuer desires to amend the Indenture to conform clause (1) of the definition of “Applicable Premium” in Section 1.01 of the Indenture to clause (1) of the definition of “Applicable Premium” on page 112 of the “Description of the Notes” in the Offering Memorandum; and
WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed.
NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:
SECTION 1.    Amendment. Clause (1) of the definition of “Applicable Premium” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:
“(1) 1.0% of the principal amount of such Note; and”
SECTION 2. Reference to and Effect on the Indenture. This Supplemental Indenture shall be effective as of the date hereof. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires. The Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 3. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 4. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Supplemental Indenture.
SECTION 5. Trustee Disclaimer; Trust. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.
SECTION 6.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Supplemental Indenture. Any party delivering an executed counterpart of this Supplemental Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Supplemental Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Supplemental Indenture.
SECTION 7. Headings. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and in no way modify or restrict any of the terms and provisions of this Supplemental Indenture.
SECTION 8. Separability. In case any provision in this Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature Pages Follow]

SIGNATURES
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DINEEQUITY, INC.,
as Issuer
By: __/s/ Thomas W. Emrey____
Name: Thomas W. Emrey
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee
By: __/s/ Richard H. Prokosch___
Name: Richard H. Prokosch
Title: Vice President